Exhibit 5.1
March 26, 2010
Pinnacle Entertainment, Inc.
3800 Howard Hughes Parkway
Las Vegas, Nevada 89169
     Re:       Pinnacle Entertainment, Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
     We are counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and the Guarantors (as defined below), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of $450 million aggregate principal amount of its new 8.625% Senior Notes due 2017 (the “New Notes”), in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 8.625% Senior Notes due 2017 (the “Old Notes” and, collectively with the New Notes, the “Notes”).
     The Old Notes contain guarantees (the “Old Guarantees”), and the New Notes upon issuance will contain guarantees (the “New Guarantees” and, collectively with the Old Guarantees, the “Guarantees”) by the following direct and indirect subsidiaries of the Company: ACE Gaming, LLC, a New Jersey limited liability company, AREH MLK LLC, a Delaware limited liability company, AREP Boardwalk Properties LLC, a Delaware limited liability company, Belterra Resort Indiana, LLC, a Nevada limited liability company, BILOXI CASINO CORP., a Mississippi corporation, Boomtown, LLC, a Delaware limited liability company, Casino Magic Corp., a Minnesota corporation, Casino One Corporation, a Mississippi corporation, Louisiana-I Gaming, a Louisiana Partnership in Commendam, MITRE Associates LLC, a Delaware limited liability company, OGLE HAUS, LLC, an Indiana limited liability company, PNK (Baton Rouge) Partnership, a Louisiana general partnership, PNK (BOSSIER CITY), INC., a Louisiana corporation, PNK (CHILE 1), LLC, a Delaware limited liability company, PNK (CHILE 2), LLC, a Delaware limited liability company, PNK Development 7, LLC, a Delaware limited liability company, PNK Development 8, LLC, a Delaware limited liability company, PNK Development 9, LLC, a Delaware limited liability company, PNK Development 13, LLC, a New Jersey limited liability company, PNK (ES), LLC, a Delaware limited liability company, PNK (LAKE

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March 26, 2010

CHARLES), L.L.C., a Louisiana limited liability company, PNK (Reno), LLC, a Nevada limited liability company, PNK (River City), LLC, a Missouri limited liability company, PNK (SCB), L.L.C., a Louisiana limited liability company, PNK (ST. LOUIS RE), LLC, a Delaware limited liability company, PNK (STLH), LLC, a Delaware limited liability company, President Riverboat Casino – Missouri, Inc., a Missouri corporation, PSW PROPERTIES LLC, a Delaware limited liability company, St. Louis Casino Corp., a Missouri corporation, and Yankton Investments, LLC, a Nevada limited liability company (collectively, the “Guarantors”).
     The Old Notes and the Old Guarantees are, and the New Notes and the New Guarantees, upon issuance, will be, governed by the Indenture dated as of August 10, 2009, as supplemented by that First Supplemental Indenture dated as of February 5, 2010 (as supplemented, the “Indenture”) by and among the Company, the Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A., a New York banking corporation, as trustee (the “Trustee”). This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:
1.	The Registration Statement, in the form filed with the Commission;

2.	The Indenture, which governs the Company’s Notes and the Guarantors’ Guarantees;

3.	The form of the New Guarantees; and

4.	The form of the New Notes.
We also have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the absence of any undisclosed modifications, waivers or amendments to any agreements reviewed by us, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the New Guarantees have been duly authorized by all requisite entity action on the part of all Guarantors (other than Guarantors organized in the state of Delaware) and that each of the persons executing the New Guarantees on behalf of the Guarantors (other than the Guarantors organized in the state of Delaware) has been duly authorized to do so by all requisite entity action of such party. As to certain facts material to this opinion, we have relied without independent verification upon oral or written statements

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March 26, 2010

and factual representations of officers and other representatives of the Company, the Guarantors and others.
     Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act, (ii) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the New Notes and New Guarantees are duly executed, issued and delivered by duly authorized officers of the Company and the Guarantors, respectively, and authenticated by the Trustee, all in accordance with the terms of the Indenture and the prospectus contained in the Registration Statement, against surrender and cancellation of a like principal amount of Old Notes and Old Guarantees, the New Notes issued by the Company and the New Guarantees issued by the Guarantors will constitute legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, receivership, arrangement, moratorium, fraudulent conveyance and transfer laws, and other laws and legal principles limiting or otherwise affecting the rights and remedies of creditors or providing relief to debtors, and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, principles of materiality, reasonableness, good faith and fair dealing, and the application of equitable principles to limit the availability of equitable remedies, such as specific performance of remedies granted under the New Notes and New Guarantees or the Indenture. Such principles of equity are of general application, and in applying such principles a court, among other things, might not allow a creditor to accelerate maturity of debt under certain circumstances including, without limitation, upon the occurrence of a default deemed immaterial or might decline to order the Company or the Guarantors to perform certain covenants. The enforceability of the New Guarantees may be further limited by statutory provisions and case law providing certain rights and defenses to guarantors, including exoneration of guarantors from their obligations under certain circumstances.
     Without limiting the paragraph above, certain of the provisions contained in the New Notes and New Guarantees or the Indenture may be limited or rendered unenforceable under applicable laws and judicial decisions including but not limited to (i) waivers of notices, defenses, remedies or demands (or the delay or omission in enforcement thereof), (ii) exculpation clauses in favor of the Trustee, (iii) clauses providing for recovery of attorneys’ fees or other expenses of enforcement, (iv) provisions for late payment fees and additional interest after default, (v) liability limitations or liquidated damages, (vi) indemnification provisions, (vii) provisions appointing the Trustee or another agent as attorney-in-fact for various purposes, (viii) provisions that purport to establish evidentiary standards, (ix) provisions that provide that the New Notes and New Guarantees or the Indenture may be modified or waived only in writing, (x) waivers of the right to a jury trial,

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(xi) provisions purporting to convey rights to persons other than parties to the New Notes and New Guarantees or the Indenture, and (xii) provisions restricting access to legal or equitable remedies, such as specific performance of executory contracts.
     We observe that the Indenture, the New Notes and the New Guarantees purport to be governed by the laws of the State of New York, and our opinion is accordingly limited to such laws.
     We have relied on the Form T-1 and the certificates delivered by the Trustee as to the qualifications, authority, legal power and eligibility of the Trustee to act as trustee under the Indenture and to perform its duties in accordance with the terms of the Indenture.
     This opinion is given in respect of the New Notes and the New Guarantees only, and we express no opinion as to the legality, validity or binding effect of any related document, instrument or agreement or any other matter beyond the matters expressly set forth herein. This opinion speaks only as of its date, and we affirmatively disclaim any obligation to update this opinion letter to disclose to you facts, events or changes of law or interpretation of law occurring, arising or coming to our attention after the date hereof.
     This opinion is intended to be filed as an exhibit to the Registration Statement for the benefit of the holders of the Old Notes who will be acquiring the New Notes to be issued pursuant thereto and may not be otherwise used or relied upon and may not be otherwise disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent. However, we consent to the use of our name under the caption “Legal Matters” in the Registration Statement and prospectus and any amendments thereto. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ IRELL & MANELLA LLP
IRELL & MANELLA LLP